 Exhibit 5.2

May 6, 2021

Consent of Independent Auditor

We hereby consent to the inclusion in this Registration Statement on Form F-10 Amendment No. 1 of Enthusiast Gaming Holdings Inc. (the “Company”) of:

•	the references to us under the heading “Interests of Experts”, which appears in the Annual Information Form for the year ended December 31, 2020 included as Exhibit 4.1 to this Registration Statement on Form F-10 Amendment No. 1; and
•	the incorporation by reference of our report dated March 30, 2020, which is included as pages 2 and 3 to the Audited Annual Consolidated Financial Statements of the Company for the fiscal years ended December 31, 2019 and 2018, into the base shelf prospectus of the Company forming part of this Registration Statement, and the inclusion of such report as Exhibit 4.7 to this Registration Statement on Form F-10 Amendment No. 1.

Sincerely,

Chartered Professional Accountants

Licensed Public Accountants